Exhibit 99.1

Arc Logistics Partners http://arcxlp.com

Arc Logistics Partners LP Announces Second Quarter 2017 Results

NEW YORK, August 8, 2017 (GLOBE NEWSWIRE) -- Arc Logistics Partners LP (NYSE: ARCX) ("Arc Logistics" or the "Partnership") today reported its financial and operating results for the second quarter ended June 30, 2017.

During the second quarter of 2017, the Partnership accomplished the following:

•	Realized throughput of 174.4 thousand barrels per day (“mbpd”)
•	Reported revenues, net income and Adjusted EBITDA of $26.6 million, $4.6 million and $14.1 million, respectively
•	Invested $3.8 million of expansion capital expenditures to support existing, new and future customer initiatives
•	Generated cash flows from operating activities of $25.0 million and Distributable Cash Flow of $10.7 million
•	Declared a quarterly cash distribution of $0.44 per unit for the second quarter ended June 30, 2017

For additional information regarding the Partnership’s calculation of Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures, and a reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow, please see below in this release and the accompanying tables.

Second Quarter 2017 Operational and Financial Results

The Partnership’s second quarter 2017 reported revenues, net income and Adjusted EBITDA of $26.6 million, $4.6 million and $14.1 million, respectively, represents an increase over the Partnership’s second quarter 2016 reported revenues of $26.2 million and a decrease from the Partnership’s second quarter 2016 reported net income and Adjusted EBITDA of $6.9 million and $14.5 million, respectively. Operating income decreased by $1.9 million to $5.0 million for the second quarter 2017 when compared to the second quarter 2016 operating income of $6.9 million, principally due to the following:

•	Revenues increased by $0.3 million, or 1%, to $26.6 million as compared to $26.2 million, due to (i) a $0.3 million increase in total storage and throughput services fees and (ii) a $0.1 million increase in ancillary services fees.

o	Total storage and throughput services fees increased by $0.3 million, or 1%, to $25.1 million. This increase was attributable to a $0.6 million increase in the Partnership’s excess throughput and handling fees, which was partially offset by a $0.3 million decrease in the Partnership’s minimum storage and throughput services fees. The Partnership’s increased excess throughput and handling fees primarily resulted from the execution of new customer agreements, or agreements with existing customers, incremental throughput and handling fees from existing customers and contract amendments or contractual rate adjustments at the Partnership’s Altoona, Baltimore, Blakeley, Chickasaw, Cleveland, Dupont, Madison Mechanicsburg, Mobile, Pawnee, Selma, Toledo and Williamsport terminals partially offset by customer non-renewals and reduced customer activity at the Partnership’s Altoona, Baltimore, Blakeley, Brooklyn, Chickasaw, Dupont, Joliet, Mobile, Mobile-Methanol, Norfolk, Spartanburg, Toledo and Williamsport terminals. The Partnership’s decrease in minimum storage and throughput services fees primarily resulted from customer non-renewals and, customers who reduced their short-term storage capacity needs and/or reduced their total minimum take-or-pay volume requirements or rates at the Partnership’s Altoona, Baltimore, Brooklyn, Dupont, Mechanicsburg, Mobile, Norfolk, Portland, Selma and Williamsport terminals and taking tanks out of service at the Partnership’s Blakeley and Chickasaw terminals, which was partially offset by increases related to the execution of new customer agreements, agreements with existing customers and customers who increased their long-term and short-term storage capacity requirements or whose contracts included automatic step- up provisions at the Partnership’s Altoona, Blakeley, Brooklyn, Chickasaw, Cleveland, Dupont, Joliet, Madison, Mechanicsburg, Mobile, Pawnee and Toledo terminals.

o	Ancillary services fees increased a $0.1 million primarily due to new customer agreements and an increase in services provided to existing customers, including lab fees, natural gas reimbursement, railcar storage, blending, and other services at the Partnership’s Brooklyn, Blakeley, Chickasaw, Joliet, Mobile and Norfolk terminals, which were offset by a decrease in ancillary services or customer non-renewals at the Partnership’s Baltimore, Blakeley, Chickasaw, Cleveland, Mobile, Mobile-Methanol, Pawnee, Portland, Selma and Toledo terminals.
•	Operating expenses increased by $0.6 million, or 8%, to $8.9 million as compared to $8.2 million, due to: (i) a $0.1 million increase attributable to increased throughput activity including additive, utility and supply expenses; (ii) a $0.1 million increase in repair and maintenance expenses; (iii) a $0.1 million increase in contract labor in support of customer activities at the Joliet terminal; (iv) an increase in compliance expense of less than $0.1 million; (v) an increase in property taxes of $0.4 million; and (vi) a reduction in payroll expenses of $0.1 million.
•	Selling, general and administrative expenses decreased by approximately $0.4 million, or 9%, to $4.0 million as compared to $4.4 million, due to: (i) a less than $0.1 million decrease in due diligence expenses; (ii) a less than $0.1 million decrease in professional fees; and (iii) a $0.3 million decrease related to a reduction in stock-based compensation expense under the Partnership’s long-term incentive plan.
•	Depreciation expense increased by $0.8 million, or 21%, to $4.5 million as compared to $3.7 million, primarily due to the impact of the expansion project at the Partnership’s Pennsylvania terminals which were acquired in 2016, customer expansion activities and incremental maintenance projects. Amortization expense decreased by $0.1 million, or 2%, to $3.6 million, primarily due to an intangible asset related to the Mobile terminal acquisition becoming fully amortized in the first quarter of 2016.

As of June 30, 2017, the Partnership's storage capacity was approximately 7.8 million barrels, which represents an increase of approximately 0.1 million barrels, or 1%, when compared to the Partnership’s capacity at June 30, 2016. The increase in storage capacity is related to three newly constructed biodiesel tanks at the Pennsylvania terminals and the completion of the third 100,000 barrel tank at the Pawnee terminal.

The Partnership's throughput activity increased by 11.9 mbpd, or 7%, to 174.4 mbpd during the second quarter of 2017 compared to the second quarter of 2016. The increase was due to: (i) a 1.7 mbpd increase in asphalt and industrial products throughput related to new and existing customer activity in the Gulf Coast, offset by customer non-renewals and reduced activity at the Partnership’s Gulf Coast terminals; (ii) a 1.0 mbpd increase in crude oil throughput due to increased customer activity at the Joliet terminal, offset by a reduction in customer activity at the Pawnee and Portland terminals; (iii) a 2.6 mbpd increase in distillates throughput as the result of recently executed new customer agreements and increased existing customer activity at the Partnership’s Baltimore, Chickasaw, Cleveland, Madison and Pennsylvania terminals (except Altoona) and the execution of new agreements with existing customers to throughput product in other terminals within the Partnership’s terminalling network, which was partially offset by reduced customer activity and customer non-renewals in the Partnership’s Altoona, Blakeley, Chickasaw, Mobile, Norfolk, Portland, Selma and Toledo terminals; (iv) a 6.6 mbpd increase in gasoline throughput as the result of recently executed new customer agreements and increased existing customer activity at the Partnership’s Baltimore, Cleveland, Madison, Mechanicsburg, Selma and Toledo terminals and the execution of new agreements with existing customers to throughput product in other terminals within the Partnership’s terminalling network, which was partially offset by reduced customer activity at the Altoona, Brooklyn, Dupont, Norfolk, Selma, Toledo and Williamsport terminals.

In July 2017, the Partnership declared a quarterly cash distribution of $0.44 per unit, or $1.76 per unit on an annualized basis, for the period from April 1, 2017 through June 30, 2017. The distribution will be paid on August 15, 2017 to unitholders of record on August 8, 2017.

Joliet Terminal

The Partnership’s Joliet terminal is currently supported by a terminal services agreement and a pipeline throughput and deficiency agreement with ExxonMobil Oil Corporation (“Exxon”), each with an initial three-year term that is currently scheduled to expire in May 2018. Based on conversations with representatives of Exxon, the Partnership does not expect Exxon to exercise in August 2017 its option to renew the term of the Exxon agreements on the current terms and conditions. The Partnership is having on-going discussions with Exxon regarding the future use of the Joliet terminal, and Exxon has expressed interest in using the services of the Joliet terminal beyond the contract expiry date of May 2018; however, the Partnership cannot make any assurances that any such arrangement regarding the use of the terminal will be entered into by the parties.

Conference Call

Arc Logistics will hold a conference call and webcast to discuss the second quarter 2017 financial and operating results on August 8, 2017, at 5:00 p.m. Eastern. Interested parties may listen to the conference call by dialing (855) 433-0931. International callers may access the conference call by dialing (484) 756-4279. The call may also be accessed live over the internet by visiting the “Investor Relations” page of the Partnership’s website at www.arcxlp.com and will be available for replay for approximately one month.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets. Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of petroleum products and other liquids. For more information, please visit www.arcxlp.com.

Forward-Looking Statements

Certain statements and information in this press release constitute “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify the Partnership’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include but are not limited to: (i) adverse economic, capital markets and political conditions; (ii) changes in the market place for the Partnership’s services; (iii) changes in prices and supply and demand of crude oil and petroleum products; (iv) actions and performance of the Partnership’s customers, vendors or competitors; (v) nonrenewal, nonpayment or nonperformance by the Partnership’s customers and the Partnership’s ability to replace such contracts and/or customers; (vi) changes in the cost of or availability of capital; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of the Partnership’s assets; (viii) operating hazards, unforeseen weather events or matters beyond the Partnership’s control; (ix) inability to consummate acquisitions, pending or otherwise, on acceptable terms and successfully integrate acquired businesses into the Partnership’s operations; (x) effects of existing and future laws or governmental regulations; and (xi) litigation. Additional information concerning these and other factors that could cause the Partnership’s actual results to differ from projected results can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 14, 2017 and any updates thereto in the Partnership’s subsequent quarterly reports on Form 10-Q and current reports on Forms 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Partnership defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and other charges that are not reflective of its ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess (i) the performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the Partnership’s ability to make distributions; (iv) the Partnership’s ability to incur and service debt and fund capital expenditures; and (v) the Partnership’s ability to incur additional expenses. The Partnership believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing its financial condition and results of operations.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less (i) cash interest expense paid; (ii) cash income taxes paid; (iii) maintenance capital expenditures paid; and (iv) equity earnings from the Partnership’s interests in Gulf LNG Holdings Group, LLC (the “LNG Interest”); plus (v) cash distributions from the LNG Interest. Distributable Cash Flow is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements may use to evaluate whether the Partnership is generating sufficient cash flow to support distributions to its unitholders as well as to measure the ability of the Partnership’s assets to generate cash sufficient to support its indebtedness and maintain its operations.

The GAAP measure most directly comparable to Adjusted EBITDA is net income and to Distributable Cash Flow is cash flows from operating activities. Neither Adjusted EBITDA nor Distributable Cash Flow should be considered an alternative to net income or cash flows from operating activities, respectively. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income. You should not consider Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Additionally, because Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in the Partnership’s industry, the Partnership’s definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please see the reconciliation of net income to Adjusted EBITDA and cash flows from operating activities to Distributable Cash Flow in the accompanying tables.

Investor Contact:
IR@arcxlp.com
www.arcxlp.com

212-993-1290

ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Third-party customers	$25,113	$22,619	$49,561	$45,202
Related parties	1,474	3,625	2,951	7,108
	26,587	26,244	52,512	52,310
Expenses:
Operating expenses	8,873	8,228	17,746	16,914
Selling, general and administrative	2,712	3,103	5,951	7,026
Selling, general and administrative - affiliate	1,311	1,302	2,573	2,624
Depreciation	4,486	3,720	8,942	7,372
Amortization	3,589	3,672	7,261	7,370
(Gain) Loss on revaluation of contingent consideration, net	613	(659)	931	(848)
Total expenses	21,584	19,366	43,404	40,458
Operating (loss) income	5,003	6,878	9,108	11,852
Other income (expense):
Equity earnings from unconsolidated affiliate	2,441	2,466	4,812	4,927
Interest expense	(2,870)	(2,386)	(5,524)	(4,753)
Total other income, net	(429)	80	(712)	174
Income before income taxes	4,574	6,958	8,396	12,026
Income taxes	-	24	31	51
Net income	4,574	6,934	8,365	11,975
Net income attributable to non-controlling interests	(1,346)	(2,084)	(2,674)	(3,894)
Net income attributable to partners' capital	3,228	4,850	5,691	8,081
Other comprehensive income (loss)	233	(19)	681	(915)
Comprehensive (loss) income attributable to partners’ capital	$3,461	$4,831	$6,372	$7,166

Earnings per limited partner unit:
Common units (basic and diluted)	$0.15	$0.24	$0.27	$0.39
Subordinated units (basic and diluted)	$-	$0.24	$-	$0.39

ARC LOGISTICS PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$1,463	$4,584
Trade accounts receivable	9,416	8,257
Due from related parties	473	1,321
Inventories	370	397
Other current assets	2,406	2,060
Total current assets	14,128	16,619
Property, plant and equipment, net	395,172	395,511
Investment in unconsolidated affiliate	77,036	75,716
Intangible assets, net	110,610	117,716
Goodwill	39,871	39,871
Other assets	2,347	2,980
Total assets	$639,164	$648,413
Liabilities and partners' capital:
Current liabilities:
Accounts payable	$3,473	$2,455
Accrued expenses	6,225	5,684
Due to general partner	904	2,082
Other liabilities	2,911	2,961
Total current liabilities	13,513	13,182
Credit facility	252,000	249,000
Other non-current liabilities	19,320	19,805
Total liabilities	284,833	281,987
Commitments and contingencies
Partners' capital:
General partner interest	-	-
Limited partners' interest
Common units – (19,519,276 and 19,477,021 units issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	271,578	282,228
Non-controlling interests	79,415	81,541
Accumulated other comprehensive (loss) income	3,338	2,657
Total partners' capital	354,331	366,426
Total liabilities and partners' capital	$639,164	$648,413

ARC LOGISTICS PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended
	June 30,
	2017	2016
Cash flow from operating activities:
Net income	$8,365	$11,975
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,942	7,372
Amortization	7,261	7,370
Equity earnings from unconsolidated affiliate, net of distributions	(786)	(168)
Amortization of deferred financing costs	822	739
Unit-based compensation	1,347	2,296
Net loss (gain) on revaluation of contingent consideration	931	(848)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,160)	(398)
Due from related parties	849	127
Inventories	27	84
Other current assets	(346)	214
Accounts payable	614	1,353
Accrued expenses	(458)	(1,900)
Due to general partner	(1,178)	356
Other liabilities	(235)	(943)
Net cash provided by operating activities	24,995	27,629
Cash flows from investing activities:
Capital expenditures	(6,879)	(11,642)
Investment in unconsolidated affiliate	(6)	-
Net cash paid for acquisitions	-	(8,000)
Net cash used in investing activities	(6,885)	(19,642)
Cash flows from financing activities:
Distributions	(17,158)	(16,948)
Deferred financing costs	(189)	(583)
Repayments to credit facility	(11,000)	-
Proceeds from credit facility	14,000	17,250
Payments of earn-out liability	(1,554)	(683)
Distributions paid to non-controlling interests	(4,800)	(5,400)
Net settlement withholding taxes related to stock based compensation	(202)	-
Distribution equivalent rights paid on unissued units	(328)	(504)
Net cash used in financing activities	(21,231)	(6,868)
Net decrease in cash and cash equivalents	(3,121)	1,119
Cash and cash equivalents, beginning of period	4,584	5,870
Cash and cash equivalents, end of period	$1,463	$6,989

ARC LOGISTICS PARTNERS LP

RECONCILIATIONS OF ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Income	$3,228	$4,850	$5,691	$8,081
Income taxes	-	24	31	51
Interest expense	2,870	2,386	5,524	4,753
Depreciation (a)	4,007	3,265	7,985	6,466
Amortization (a)	3,005	3,055	6,061	6,136
One-time non-recurring expenses (b)	-	42	-	601
Non-cash unit-based compensation	529	1,207	1,368	2,294
Non-cash loss (gain) on revaluation of contingent consideration, net (a)(c)	368	(395)	558	(509)
Non-cash deferred rent expense (d)	65	65	131	131
Adjusted EBITDA	$14,072	$14,499	$27,349	$28,004
Cash interest expense	(2,452)	(2,182)	(4,725)	(4,320)
Cash income taxes	-	(24)	(31)	(51)
Maintenance capital expenditures	(853)	(2,296)	(1,949)	(4,402)
Equity earnings from the LNG Interest	(2,441)	(2,466)	(4,812)	(4,927)
Cash distributions received from the LNG Interest	2,374	2,581	4,026	4,759
Distributable Cash Flow	$10,700	$10,112	$19,858	$19,063
Maintenance capital expenditures	853	2,296	1,949	4,402
Distributable cash flow attributable to non-controlling interests	2,408	2,627	4,831	5,355
Changes in operating assets and liabilities	(667)	(255)	(1,885)	(1,106)
One-time non-recurring expenses (b)	-	(42)	-	(601)
Other non-cash adjustments	157	369	242	516
Net cash provided by operating activities	$13,451	$15,107	$24,995	$27,629

___________

(a)	The (gain) loss on revaluation of contingent consideration, depreciation and amortization have been adjusted to remove the non-controlling interest portion related to the GE Energy Financial Services affiliate’s ownership interest in Arc Terminals Joliet Holdings LLC.
(b)	The one-time non-recurring expenses relate to amounts incurred as due diligence expenses from acquisitions and other infrequent or unusual expenses incurred.
(c)	The non-cash (gain) loss on revaluation of contingent consideration is related to the earn-out obligations incurred as a part of the Joliet terminal acquisition.
(d)	The non-cash deferred rent expense relates to the accounting treatment for the Portland terminal lease transaction termination fees.

ARC LOGISTICS PARTNERS LP

SUPPLEMENTAL INFORMATION

(In thousands, except operating data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Selected Operating Data:
Storage capacity (bbls)	7,842,600	7,741,100	7,842,600	7,741,100
Throughput (bpd)	174,418	162,480	166,988	153,778
% Take or pay revenue	82%	84%	82%	85%

Throughput Data (bpd):
Asphalts and industrial products	20,204	18,485	18,772	16,468
Crude oil	76,238	75,237	72,994	72,716
Distillates	28,055	25,450	26,141	22,311
Gasoline	49,921	43,308	49,081	42,283
Total Throughput	174,418	162,480	166,988	153,778

Revenue Summary:
Minimum storage & throughput services fees	$21,495	$21,806	$42,414	$43,824
Excess throughput & handling fees	3,559	2,995	6,876	5,650
Total storage & throughput fees	25,054	24,801	49,290	49,474
Ancillary services fees	1,533	1,443	3,222	2,836
Total revenue	$26,587	$26,244	$52,512	$52,310

Capital Expenditures Summary:
Maintenance capital expenditures	$853	$2,296	$1,949	$4,402
Expansion capital expenditures	3,800	4,850	6,654	9,059
Total capital expenditures	$4,653	$7,146	$8,603	$13,461